Exhibit 99.1
FOR IMMEDIATE RELEASE

Investor Contact:	Aida Orphan	Media Contact:	Elizabeth Owen
	Levi Strauss & Co.		Levi Strauss & Co.
	(415) 501-6194		(415) 501-7777
	Investor-relations@levi.com		newsmediarequests@levi.com
LEVI STRAUSS & CO. APPOINTS DAN GEBALLE TO BOARD OF DIRECTORS
SAN FRANCISCO (October 15, 2024) — Levi Strauss & Co. (LS&Co.) (NYSE: LEVI) announced today that its board of directors has elected Daniel Geballe to serve as a member of the board, effective April 26, 2025, which is when current member David Friedman is set to retire from the board upon reaching the mandatory retirement age. Geballe currently serves as a managing director at SJF Ventures, where he leads investments in early-stage companies creating positive social and environmental impacts.
“It’s been a privilege working alongside Dan on the Levi Strauss Foundation board, and I’m honored to welcome him to the LS&Co. board of directors,” said Michelle Gass, CEO and president of LS&Co. “Dan brings extensive experience from his leadership at SJF Ventures and a deep commitment to social and environmental responsibility, making him a strong addition to our board. His expertise will be invaluable as we continue to drive forward the company’s long-term growth while upholding our profits through principles philosophy.”
Prior to SJF Ventures, Geballe worked for The Corporation for Enterprise Development and Fisher Investments. He holds a bachelor’s degree in anthropology and a master’s degree in environmental management, both from Yale University, and an M.B.A. from the Stanford Graduate School of Business. Geballe also serves as Vice President and a member of the Board of Directors of the Levi Strauss Foundation, where he chairs the Finance Committee.
“LS&Co. has a tremendous track record of making an outsized impact on the world by always leading with its values, and I’m proud to join the company’s board,” said Geballe. “I’m eager to work alongside the board and management team to help create the company’s next chapter of sustained, profitable growth.”
About Levi Strauss & Co.
Levi Strauss & Co. is one of the world's largest brand-name apparel companies and a global leader in denim. The company designs and markets jeans, casual wear and related accessories for men, women and children under the Levi's®, Dockers®, Levi Strauss Signature™ and Beyond Yoga® brands. Its products are sold in more than 110 countries worldwide through a combination of chain retailers, department stores, online sites, and a global footprint of approximately 3,200 brand-dedicated stores and shop-in-shops. Levi Strauss & Co.'s reported 2023 net revenues were $6.2 billion. For more information, go to http://levistrauss.com, and for company news and announcements go to http://investors.levistrauss.com.